Exhibit 2.1.3

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 (this “Amendment”) is made and entered into as of November 18, 2021, by and among AT&T Inc. (“Remainco”), Magallanes, Inc., Discovery, Inc. (“RMT Partner”) and Drake Subsidiary, Inc. (“Merger Sub”). Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Merger Agreement (as defined below).

R E C I T A L S

WHEREAS, the parties to this Amendment previously entered into that certain Agreement and Plan of Merger, dated May 17, 2021 (as amended or otherwise modified from time to time, the “Merger Agreement”).

WHEREAS, the parties to this Amendment now desire to amend and restate Exhibit D to the Merger Agreement in accordance with the terms and conditions set forth herein and therein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties hereto, intending to be legally bound, hereby agree as set forth herein:

1. Exhibit D of the Merger Agreement is hereby amended and restated in its entirety as attached hereto as Annex A.

2. Except as specifically provided in this Amendment, the Merger Agreement shall remain in full force and effect. This Amendment is limited precisely as drafted and shall not constitute a modification, acceptance or waiver of any other provision of the Merger Agreement.

3. Sections 11.2 (Modification or Amendment; Waiver), 11.3 (Counterparts), 11.4 (Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury), 11.5 (Specific Performance), 11.13 (Severability) and 11.16 (Interpretation and Construction) of the Merger Agreement are hereby incorporated herein by reference, mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first above written.

AT&T INC.

By:	/s/ Stephen McGaw

Name:	Stephen McGaw
Title:	Senior Vice President, Corporate Strategy and Development

MAGALLANES, INC.

By:	/s/ Stephen McGaw

Name:	Stephen McGaw
Title:	President

DISCOVERY, INC.

By:	/s/ Bruce Campbell

Name:	Bruce Campbell
Title:	Chief Development, Distribution & Legal Officer

DRAKE SUBSIDIARY, INC.

By:	/s/ Bruce Campbell

Name:	Bruce Campbell
Title:	Chief Development, Distribution & Legal Officer

[Signature Page to Amendment No. 1 to Merger Agreement]

Annex A

Exhibit D to Merger Agreement

(attached)

SECOND RESTATED

CERTIFICATE OF INCORPORATION

OF

DISCOVERY, INC.

Discovery, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The present name of the corporation is Discovery, Inc. (the “Corporation”).

2. The Corporation was originally formed by means of a Certificate of Incorporation filed with the Secretary of State of the State of Delaware on April 28, 2008.

3. The Corporation’s Certificate of Incorporation was amended and restated by the Restated Certificate of Incorporation filed on September 17, 2008.

4. The Corporation’s Restated Certificate of Incorporation is hereby amended and restated pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”), so as to read in its entirety in the form attached hereto as Exhibit A and incorporated herein by this reference.

5. This amendment and restatement of the Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the DGCL.

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IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Second Restated Certificate of Incorporation on the _____ day of _, 202_.

By:
Name:
Title:

[Second Restated Certificate of Incorporation]

EXHIBIT A

SECOND RESTATED CERTIFICATE OF INCORPORATION

(attached)

FIRST. Name. The name of the corporation is Warner Bros. Discovery, Inc. (the “Corporation”).

SECOND. Registered Office. The Corporation’s registered office in the State of Delaware is at Corporation Service Company, 251 Little Falls Drive in the City of Wilmington, Count of New Castle 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD. Purpose. The nature of the business of the Corporation and its purpose is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH. Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is 12,000,000,000, consisting of: (x) 10,800,000,000 shares of common stock, par value $0.01 per share, all of which shall be of a single class designated as Series A Common Stock (the “Common Stock”), and (y) 1,200,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), issuable in one or more series as hereinafter provided. The number of authorized shares of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of at least a majority of the voting power of the stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL or any corresponding provision hereinafter enacted, and no vote of the holders of any of the Preferred Stock or the Common Stock voting separately as a class shall be required thereon.

Immediately upon the filing and effectiveness of this Second Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), automatically and without further action on the part of holders of capital stock of the Corporation, each share of (i) Series A Common Stock, par value $0.01 per share (the “Former Series A Common Stock”), of the Corporation issued and outstanding or held by the Corporation as treasury stock as of immediately prior to the Effective Time shall be reclassified as, and be converted into, one (1) validly issued, fully paid and non-assessable share of Common Stock (the “Series A Common Reclassification”), (ii) Series B Common Stock, par value $0.01 per share, (the “Former Series B Common Stock”) of the Corporation issued and outstanding or held by the Corporation as treasury stock as of immediately prior to the Effective Time shall be reclassified as, and be converted into, one (1) validly issued, fully paid and non-assessable share of Common Stock (the “Series B Common Reclassification”), (iii) Series C Common Stock, par value $0.01 per share, (the “Former Series C Common Stock”) of the Corporation issued and outstanding or held by the Corporation as treasury stock as of immediately prior to the Effective Time shall be reclassified as, and be converted into, one (1) validly issued, fully paid and non-assessable share of Common Stock (the “Series C Common Reclassification”), (iv) Series A-1 Convertible Participating Preferred Stock, par value $0.01 per share, (the “Preferred A Stock”) of the Corporation issued and outstanding or held by the Corporation as treasury stock as of immediately prior to the Effective Time shall be reclassified as, and be converted into 13.11346315 validly issued, fully paid and non-assessable shares of Common Stock (the “Preferred A Reclassification”) and (v) Series C-1 Convertible Participating Preferred Stock, par value $0.01 per share, (the “Preferred C Stock”, and the Preferred C Stock together with the Former Series A Common Stock, the Former Series B Common Stock, Former Series C Common Stock and the Preferred A Stock, the “Former Stock”) of the Corporation issued and outstanding or held by the Corporation as treasury stock as of immediately prior to the Effective Time shall be reclassified as, and be converted into, such number of validly issued, fully paid and non-assessable shares of Common Stock as the number of shares of Former Series C Common Stock each such share of Preferred C Stock would have been convertible into under the Certificate of Incorporation of the Corporation (including, the Certificate of Designation of Series C-1 Convertible Participating Preferred Stock of RMT Partner) in effect immediately prior to the Effective Time (the “Preferred C Reclassification” and the Preferred C Reclassification together with the Series A Common Reclassification, the Series B Common Reclassification, Series C Common Reclassification and the Preferred A Reclassification, the “Reclassification”). The Reclassification shall occur automatically as of the Effective Time without any further action by the Corporation or the holders of the shares affected thereby and whether or not any certificates representing such shares are surrendered to the Corporation. Upon the Effective Time, each certificate that as of immediately prior to the Effective Time represented shares of Former Stock shall be deemed to represent such number of shares of Common Stock as the Former Stock such certificate represented immediately prior to the Effective Time was reclassified as in the Reclassification. The Reclassification shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, Former Stock of the Corporation and all references to the Former Stock in agreements, arrangements, documents and plans relating thereto or any option or right to purchase or acquire shares of Former Stock shall be deemed to be references to Common Stock or options or rights to purchase or acquire shares of Common Stock, as the case may be, provided that with respect to the foregoing matters in this sentence, any reference to a number of shares of Former Stock shall be adjusted to instead refer to the number of shares of Common Stock equal to the number of shares of Common Stock such shares of Former Stock were, or would have been if outstanding at the Effective Time, reclassified as in connection with the Reclassification.

1. Provisions Relating to the Common Stock.

(a) Except as otherwise provided in this Second Restated Certificate of Incorporation or by the DGCL, each holder of shares of Common Stock shall be entitled, with respect to each share of Common Stock held by such holder, to one vote in person or by proxy on all matters submitted to a vote of the holders of Common Stock, whether voting separately as a class or otherwise.

(b) Subject to the preferences and rights, if any, applicable to shares of Preferred Stock or any series thereof, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property, stock or otherwise as may be declared thereon by the Board of Directors at any time and from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the preferences and rights, if any, applicable to shares of Preferred Stock or any series thereof, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

2. Provisions Relating to the Preferred Stock.

(a) The Preferred Stock may be issued at any time and from time to time in one or more series. The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate of designation pursuant to the applicable provisions of the DGCL (hereinafter referred to as a “Preferred Stock Certificate of Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and the relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of shares of each such series, including, without limitation, dividend rights, dividend rates, conversion rights, voting rights, terms of redemption and liquidation preferences.

(b) The Common Stock shall be subject to the express rights, powers and preferences, and the qualifications limitations and restrictions thereof, of the Preferred Stock and any series thereof as set forth in a Preferred Stock Certificate of Designation.

(c) Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Second Restated Certificate of Incorporation or on a Preferred Stock Certificate of Designation that relates solely to the rights, powers, preferences, or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote thereon pursuant to this Second Restated Certificate of Incorporation or a Preferred Stock Certificate of Designation or pursuant to the DGCL as in effect at the time of such amendment.

3. Voting in Election of Directors. Except as may be required by the DGCL or as provided in this Second Restated Certificate of Incorporation or in a Preferred Stock Certificate of Designation, holders of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of Preferred Stock shall not be entitled to vote on any matter or receive notice of any meeting of stockholders.

FIFTH. Classification and Terms of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors consisting of not less than three directors nor, prior to the third annual meeting of stockholders (each annual meeting of stockholders, an “Annual Meeting”) following the Effective Time, more than thirteen directors, the exact number of directors to be determined from time to time by resolution adopted by the Board of Directors. Until the election of directors at the third Annual Meeting following the Effective Time, pursuant to Section 141(d) of the DGCL, the Board shall be divided into three classes of directors, Class I, Class II and Class III (with Class I consisting of four directors, Class II consisting of four directors and Class III consisting of five directors), with the directors in Class I having a term expiring at the first Annual Meeting following the Effective Time, the directors in Class II having a term expiring at the second Annual Meeting following the Effective Time and the directors in Class III having a term expiring at the third Annual Meeting following the Effective Time; provided, that the term of each director shall continue until the election and qualification of a successor and be subject to such director’s earlier death, resignation or removal. At the first Annual Meeting following the Effective Time, successors to the Class I Directors whose terms expire at the first Annual Meeting following the Effective Time shall be elected for a term expiring at the second Annual Meeting following the Effective Time. At the second Annual Meeting following the Effective Time, successors to the Class I Directors whose term expires at the second Annual Meeting following the Effective Time and successors to the Class II Directors whose term expires at the second Annual Meeting following the Effective Time shall be elected for a term expiring at the next Annual Meeting. Commencing with the election of directors at the third Annual Meeting following the Effective Time (at which the terms of the Class I, Class II and Class III directors will expire), the Board shall cease to be classified pursuant to Section 141(d) of the DGCL, and all directors shall have terms that expire at the next Annual Meeting. Any vacancy prior to the first Annual Meeting following the Effective Time resulting from the death, resignation or removal of any director designated by AT&T Inc. or the Corporation pursuant to the Agreement and Plan of Merger dated as of May 17, 2021 among AT&T Inc., Magallanes, Inc., the Corporation and Drake Subsidiary, Inc. shall be filled solely by a majority of the directors designated by the entity that designated the director who died, resigned or was removed, even if less than a quorum. Any other vacancy on the Board of Directors or any newly created directorships may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy or newly created directorship shall hold office for a term that shall coincide with the term of the class in which such director shall have been chosen or, following the termination of the classification of the Board of Directors, each director so chosen shall hold office for a term expiring at the next Annual Meeting held after his or her election as director and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. Prior to the third Annual Meeting following the Effective Time, directors may be removed only for cause by the affirmative vote of the holders of at least two-thirds (66 2/3%) of the outstanding shares of Common Stock then entitled to vote at any annual or special meeting of stockholders.

SIXTH. Director Exculpation. No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, provided that nothing contained in this Article SIXTH shall eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

SEVENTH. Stockholder Action by Written Consent. Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken only upon the vote of the stockholders at an annual or special meeting duly called and may not be taken by written consent of the stockholders.

EIGHTH. Special Meetings. Except as otherwise required by law and subject to any rights granted to holders of shares of any then outstanding class or series of Preferred Stock in a Preferred Stock Certificate of Designation, special meetings of the stockholders of the Corporation for any purpose or purposes may be called only by the Chairperson of the Board of Directors or the Chief Executive Officer or pursuant to a resolution of the Board of Directors adopted by at least a majority of the directors then in office. The stockholders of the Corporation shall not have the power to call a special meeting of the stockholders of the Corporation.

NINTH. Amendment of the Certificate of Incorporation. The Corporation reserves the right to amend, alter or repeal any provision contained in this Second Restated Certificate of Incorporation in the manner now or hereafter prescribed by the DGCL, and all rights herein conferred upon stockholders or directors are granted subject to this reservation; provided, however, that any amendment, alteration or repeal of Article SIXTH shall not adversely affect any right or protection existing under this Second Restated Certificate of Incorporation immediately prior to such amendment, alteration or repeal, including any right or protection of a director thereunder in respect of any act or omission occurring prior to the time of such amendment, alteration or repeal. Notwithstanding anything to the contrary contained in this Second Restated Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of Articles FIFTH, SEVENTH, EIGHTH, this Article NINTH and Articles TENTH and ELEVENTH may be amended, altered or repealed in any respect, nor may any provision or bylaw inconsistent therewith be adopted, unless in addition to any other vote required by this Second Restated Certificate of Incorporation or otherwise required by law, an amendment, alteration or repeal of Articles FIFTH, SEVENTH, EIGHTH, this Article NINTH and Articles TENTH and ELEVENTH is approved at a meeting of the stockholders called for that purpose by the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock then entitled to vote at any annual or special meeting of stockholders.

TENTH. Amendment of the By-Laws. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to amend, alter or repeal the By-Laws of the Corporation, without the assent or vote of stockholders of the Corporation. Any amendment, alteration or repeal of the By-Laws of the Corporation by the Board of Directors shall require the affirmative vote of at least a majority of the directors then in office.

ELEVENTH. Exclusive Jurisdiction for Certain Actions. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall to the fullest extent permitted by law be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, stockholder or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action or proceeding asserting a claim arising out of or pursuant to, or seeking to enforce any right, obligation or remedy under, any provision of the DGCL, or as to which the DGCL confers jurisdiction on the Court of Chancery (including, without limitation, any action asserting a claim arising out of or pursuant to this Second Restated Certificate of Incorporation or the By-Laws of the Corporation) or (d) any action or proceeding asserting a claim governed by the internal affairs doctrine. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article ELEVENTH.

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